News Release
JetBlue Names Ursula Hurley Chief Financial Officer

— Acting CFO and 17-year JetBlue veteran promoted to lead finance strategy —

NEW YORK (September 7, 2021)—JetBlue (NASDAQ: JBLU) today announced the appointment of Ursula Hurley to Chief Financial Officer, effective immediately. Hurley, a 17-year veteran of the airline, has served as acting CFO since June 2021.

As CFO, Hurley will be responsible for JetBlue’s overall financial strategy including accounting, audit, aircraft and engine transactions, cash management, corporate finance, fuel, and tax. She will also oversee the company’s real estate and strategic sourcing units and will continue reporting to Robin Hayes, JetBlue’s chief executive.

“Ursula has done an incredible job leading us through the pandemic,” said Hayes. “With a steady hand, she’s raised capital to allow us to weather the challenges and proven to be focused on helping us manage our cost structure. As we emerge from the pandemic, her continued leadership in managing costs will be fundamental to her role.”
“I’m so excited to continue to work closely with both the senior leadership team and our incredible finance team to support JetBlue’s recovery,” said Hurley. “Together we’re committed to rebuilding margins, maintaining our focus on costs, and repairing our balance sheet to help us continue to thrive.”
Prior to being appointed acting CFO, Ursula was head of treasury and investor relations for JetBlue, managing the company’s $13 billion balance sheet, comprising corporate and aircraft finance; cash management and investments; fleet management; fuel purchasing and hedging; fleet strategy and programs, strategic sourcing and managing JetBlue’s relationships with the investor community.
Throughout her almost 17-year career in the airline industry, she has also held various roles in financial reporting; financial planning and analysis; and investor relations.

Hurley is president of the JetBlue Foundation whose mission is to promote diversity in STEM education and create career paths for the next generation in aviation. She also sits on the Fairfield University Dolan School of Business Advisory Board. Hurley holds a bachelor’s degree in business management from Fairfield University and an MBA from Columbia University.

Hayes to remain in position into September 2023

In addition, JetBlue announced that Chief Executive Officer Robin Hayes has agreed to extend the term of his employment contract to September 1, 2023.

“Robin has successfully led JetBlue through the most challenging period in aviation history,” said Peter Boneparth, chair of JetBlue’s board of directors. “We are pleased he has chosen to extend his contract and help JetBlue continue to execute on its long-term strategy delivering benefits to customers, crewmembers and shareholders.”

About JetBlue Airways
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers across the U.S., Caribbean and Latin America, and between New York and London. For more information, visit jetblue.com.

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